Exhibit 10.15

Services and Support Agreement

with Cheston Minerals (Pty) Limited

dated January 1, 2006

SERVICES AND SUPPORT AGREEMENT

This Services and Support Agreement (the "Agreement") is made as of the First day of January, 2006 by and between Cheston Minerals (Pty) Limited, a South African corporation ("Cheston") with offices at 8 Streak Street, PO Box 820, Nelspruit 1200, South Africa and Eastern Goldfields, Inc., a Nevada corporation ("EGI) with principal offices at 1660 Hotel Circle North, Suite 207, San Diego, CA 92108, USA.

WHEREAS, through its controlling interests in its wholly owned South African subsidiary Eastern Goldfields SA (Pty) Limited and subsidiaries ("EGSA Group"), EGI is in need of administrative office space in South Africa, and

WHEREAS, Cheston is the owner of the property currently used as commercial offices at 8 Streak Street, Nelspruit, South Africa, and

WHEREAS, Cheston is the owner of office furniture, fittings, equipment and computers located at 8 Streak Street, Nelspruit, South Africa and previously utilized for the benefit of EGSA group operational and financial activities, and

WHEREAS, Cheston had previously owned and managed the gold mining business of the EGSA group from its offices at 8 Streak Street, Nelspruit; and

WHEREAS, the parties recognize that it is to their material advantage to centralize certain administrative and financial services and that such centralized services will be most efficiently administered from the location at 8 Streak Street, Nelspruit

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Services to Be Provided by Cheston. Beginning on the date of this Agreement, Cheston will provide or otherwise make available to EGI and EGA Group ("EGI Group") certain general corporate services, including, but not limited to the following:

i.

(office space. Cheston will make available to ECI Group for its total use office space of approximately 3,000 sq. ft. situated at 8 Streak Street which space comprises of reception area, executive offices, board room, technical office, kitchen, toilet facilities, garage, garden, etc.

ii. Office Equipment. Cheston will make available to EGI Group office, furniture, fittings, equipment, included but not limited to telephones, faxes internet connections, etc., and computer software previously utilized by Cheston and listed in Exhibit 1.

2. Responsibilities of Cheston.

i.	Insurances and property taxes. All property and contents insurance and property taxes will remain the responsibility of Cheston.

ii.

Securities. The parties acknowledge that EGI may in the future become a reporting company. Because of EGI's status as a holding company currently quoted on the US exchange Pink Sheets, the parties also acknowledge that each party has a material interest in the financial statements and reports of the other to insure that accounting matters are treated consistently between the parties. Therefore, before financial statements of either party are released publicly or are included in a filing with the SEC or the Nasdaq Stock Market, such financial statements will be reviewed to ensure transactions are properly treated and at arms length in the accounting records of each party.

3. Term. The term of this agreement shall commence on the date hereof and shall continue for a period of one year, renewable annually thereafter.

4. Compensation for Services. In consideration for the services to be provided by Cheston to EGI Group hereunder, EGI shall pay Cheston a fee of US$10,000 per month. Cheston shall invoice EGI monthly for such fee. All invoices delivered hereunder shall be due and payable monthly in arrears.

In the event Cheston is required to commit personnel on other resources in the performance of its obligations hereunder that are disproportionate to the fee set forth in this Section 3 hereof, the parties agree to negotiate in good faith to adjust the monthly fee payable or to consider in good faith payment by EGI to Cheston of a supplemental fee in addition to the scheduled monthly fee.

5. Status. Cheston shall be deemed to be an independent contractor, and except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent EGI Group.

6. Notices. All notices, billings, requests, demands, approvals, consents, and other communications which are required or may be given under this Agreement shall be in writing and will be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their respective addresses set forth below:

If to Cheston:

8 Streak Street, PO Box 820, Nelspruit 1200, South Africa Attention: Chairman

If to EGI:

1660 Hotel Circle North, Suite 207, San Diego, CA 92108, USA Attention: President and Chief Executive Officer

7.	No Assignment. This Agreement shall not be assignable except with the prior written consent of the other party to this Agreement.
8.	Applicable Law. This Agreement shall be governed by and construed under the laws of South Africa applicable to contracts made and to be performed therein.
9.	Paragraph Titles. The paragraph titles used in this Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first above written.

Cheston Minerals (Pty) Limited

By:	/s/

Chairman and Chief Executive Officer Eastern Goldfields, Inc.

By:	/s/

Chief Financial Officer

EXHIBIT 1

List of Furniture, fittings office equipment and computer software